Exhibit 99.1

U. S. Physical Therapy Reports Second Quarter and Six Months 2013 Results

Company Declares Quarterly Dividend

HOUSTON--(BUSINESS WIRE)--August 8, 2013--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the second quarter and six months ended June 30, 2013.

U.S. Physical Therapy’s net income for the three months ended June 30, 2013 was $4.9 million and diluted earnings per share were $0.41.

U.S. Physical Therapy’s net income for the six months ended June 30, 2013 was $8.6 million and diluted earnings per share were $0.72.

Second Quarter 2013 compared to Second Quarter 2012

  Net revenues increased 5.1% from $63,959,000 in the second quarter of 2012 to $67,224,000 in the second quarter of 2013, due to an increase in visits from 587,000 to 614,000 and an increase in the average net patient revenue per visit to $106.30 from $105.65 in the comparable 2012 period.
  Total clinic operating costs were $49,918,000, or 74.3% of net revenues, in the second quarter of 2013, as compared to $46,965,000, or 73.4% of net revenues, in the 2012 period. The increase was primarily attributable to $3,288,000 in operating costs of new clinics opened or acquired in the past 12 months offset by a reduction in operating costs of $335,000 for those clinics opened or acquired prior to the past 12 months. Clinic salaries and related costs were 53.3% of net revenues in the recent quarter versus 51.1% in the 2012 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 19.2% for the recent quarter versus 20.3% in the 2012 period. The provision for doubtful accounts as a percentage of net revenues was 1.8% for the 2013 period versus 2.0% in the 2012 period.
  The gross margin dollars for the second quarter of 2013 increased by $312,000; however, the gross margin percentage decreased to 25.7% for the 2013 quarter, compared to 26.6% for the comparable 2012 quarter. Gross margin percentage decreased due to a lower average number of patient visits per clinic per day in the 2013 quarter compared to the 2012 quarter and a larger negative gross margin incurred in physician services in the 2013 quarter compared to the 2012 quarter.
  Corporate office costs were $6,622,000 in the second quarter of 2013 as compared to $6,396,000 in the 2012 second quarter. Corporate office costs were 9.9% of net revenues in the 2013 period versus 10.0% in 2012.
  Operating income for the second quarter of 2013 was $10,684,000 compared to $10,598,000 in the 2012 second quarter.
  Interest expense was $130,000 in the second quarter of 2013 versus $145,000 in the second quarter of 2012.
  Net income attributable to non-controlling interests was $2,460,000 in the recent quarter as compared to $2,465,000 in the year earlier period.
  The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 39.3% in both periods.
  Net income for the three months ended June 30, 2013 was $4,914,000 compared to $4,849,000 for the three months ended June 30, 2012. Diluted earnings per share were $0.41 for both periods.
  Same store revenues for de novo and acquired clinics open for one year or more decreased slightly. The net rate per visit and visits for de novo and acquired clinics open for one year or more remained relatively flat.

Six Months 2013 compared to Six Months 2012

  Net revenues increased 3.0% from $126,541,000 in the first six months of 2012 to $130,322,000 in the first six months of 2013, due to an increase in visits from 1,166,000 to 1,192,000 and an increase in the average net patient revenue per visit to $106.37 from $105.10 in the comparable 2012 period.
  Total clinic operating costs were $98,358,000, or 75.5% of net revenues, in the first six months of 2013, as compared to $93,414,000, or 73.8% of net revenues, in the 2012 period. The increase was primarily attributable to $4,878,000 in operating costs of new clinics opened or acquired in the past 12 months and a slight increase in operating costs of $66,000 for those clinics opened or acquired prior to the past 12 months. Clinic salaries and related costs were 53.9% of net revenues in the recent six months versus 51.7% in the 2012 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 19.8% for the recent six months versus 20.1% in the 2012 period. The provision for doubtful accounts as a percentage of net revenues was 1.8% for the 2013 period versus 1.9% in the 2012 period.
  Gross margin for the first six months of 2013 was $31,964,000, or 24.5%, compared to $33,127,000, or 26.2%, for the comparable 2012 period. Gross margin decreased due to a lower average number of patient visits per clinic per day in the 2013 period compared to the 2012 period and a negative gross margin incurred in physician services in the 2013 period.
  Corporate office costs were $13,129,000 in the first six months of 2013 as compared to $12,658,000 in the 2012 first six months. Corporate office costs were 10.1% of net revenues in the 2013 period versus 10.0% in 2012.
  Operating income for the first six months of 2013 was $18,835,000 compared to $20,469,000 in the 2012 first six months.
  Interest expense was $265,000 in the first six months of 2013 versus $307,000 in the first six months of 2012.
  Net income attributable to non-controlling interests was $4,348,000 in the first six months of 2013 as compared to $4,799,000 in the year earlier period.
  The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 39.3% in both periods.
  Net income for the six months ended June 30, 2013 was $8,635,000 compared to $9,327,000 for the six months ended June 30, 2012. Diluted earnings per share were $0.72 for the 2013 period compared to $0.79 for the 2012 period.
  Same store revenues for de novo and acquired clinics open for one year or more were flat. While the net rate per visit increased 1.3%, visits for de novo and acquired clinics open for one year or more decreased by 1.8%. Same store revenues and visits were adjusted to reflect the same number of days in each period as the 2013 period included 127 days of operations while the 2012 period included 128 days. Patient visits for the first six months of 2013 would have been higher were it not for the effects of severe weather and the flu in the first quarter of 2013.

Chris Reading, Chief Executive Officer, said, “For the quarter our team made solid progress from the first quarter although we have more work to do. Development activity has been strong so far this year and we expect that to continue as our active discussions with physical therapy owners continue to be very steady. We remain focused on growing and improving our core physical therapy business and continuing our progress with our Fit2WRK workplace solutions.”

Larry McAfee, Chief Financial Officer, noted, “The Company’s receivable collections have been excellent. Average A/R days outstanding is at an all-time low of 40 days. Despite having added 21 clinics through acquisition in the first half of 2013, the amount outstanding under our credit line was reduced to $15,750,000 as of June 30 as compared to $17,400,000 at year end 2012.”

U.S. Physical Therapy Declares Quarterly Dividend

The third quarterly dividend of 2013 for $.10 per share will be paid on September 6 to shareholders of record as of August 20.

Second Quarter 2013 Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on Thursday, August 8, 2013 to discuss the Company’s Quarter and Six Months Ended June 30, 2013 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and enter reservation number 19128414 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until October 8, 2013.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  revenue and earnings expectations;
  general economic conditions;
  business and regulatory conditions including federal and state regulations;
  changes as the result of government enacted national healthcare reform;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain operations and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  maintaining adequate internal controls;
  availability, terms, and use of capital;
  acquisitions, purchase of non controlling interests (minority interests) and the successful integration of the operations of the acquired businesses; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 449 clinics in 43 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteoarthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 17 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net patient revenues	$65,295	$62,052	$126,800	$122,551
Other revenues	1,929	1,907	3,522	3,990
Net revenues	67,224	63,959	130,322	126,541

Clinic operating costs:
Salaries and related costs	35,813	32,671	70,228	65,470
Rent, clinic supplies, contract labor and other	12,904	12,992	25,822	25,476
Provision for doubtful accounts	1,193	1,280	2,282	2,397
Closure costs	8	22	26	71
Total clinic operating costs	49,918	46,965	98,358	93,414

Gross margin	17,306	16,994	31,964	33,127

Corporate office costs	6,622	6,396	13,129	12,658

Operating income	10,684	10,598	18,835	20,469

Interest and other income, net	1	1	3	3
Interest expense	(130)	(145)	(265)	(307)

Income before taxes	10,555	10,454	18,573	20,165
Provision for income taxes	3,181	3,140	5,590	6,039

Net income including noncontrolling interests	7,374	7,314	12,983	14,126
Less: net income attributable to noncontrolling interests	(2,460)	(2,465)	(4,348)	(4,799)
Net income attributable to common shareholders	$4,914	$4,849	$8,635	$9,327

Earnings per share attributable to common shareholders:
Basic	$0.41	$0.41	$0.72	$0.79

Diluted	$0.41	$0.41	$0.72	$0.79

Shares used in computation:
Basic	12,089	11,781	12,022	11,754

Diluted	12,110	11,903	12,044	11,872

Dividends declared per common share	$0.10	$0.09	$0.20	$0.18

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$10,287	$11,671
Patient accounts receivable, less allowance for doubtful
accounts of $1,469 and $1,595, respectively	27,564	25,973
Accounts receivable - other, less allowance for doubtful
accounts of $412 and $514, respectively	1,700	1,703
Other current assets	1,878	5,975
Total current assets	41,429	45,322

Fixed assets:
Furniture and equipment	37,941	36,316
Leasehold improvements	21,404	20,858
	59,345	57,174
Less accumulated depreciation and amortization	45,588	44,158
	13,757	13,016
Goodwill	112,248	100,188
Other intangible assets, net	14,029	12,146
Other assets	967	1,042
	$182,430	$171,714

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$1,275	$1,732
Accrued expenses	15,298	14,116
Current portion of notes payable	800	459
Total current liabilities	17,373	16,307
Notes payable	400	175
Revolving line of credit	15,750	17,400
Deferred rent	972	894
Other long-term liabilities	706	2,279
Total liabilities	35,201	37,055

Commitments and contingencies

Shareholders' equity:
U. S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
14,319,911 and 14,129,651 shares issued, respectively	143	141
Additional paid-in capital	38,571	37,489
Retained earnings	117,538	111,321
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U. S. Physical Therapy, Inc. shareholders' equity	124,624	117,323
Noncontrolling interests	22,605	17,336
Total equity	147,229	134,659
	$182,430	$171,714

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(unaudited)

	Six Months Ended June 30,
	2013	2012

OPERATING ACTIVITIES
Net income including noncontrolling interests	$12,983	$14,126
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,730	2,646
Provision for doubtful accounts	2,282	2,397
Equity-based awards compensation expense	1,370	1,043
Loss on sale or abandonment of assets, net	84	83
Deferred income tax	(796)	1,046
Other	33	-
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(2,542)	(1,613)
Decrease (increase) in accounts receivable - other	4	(400)
Decrease in other assets	3,867	301
Increase (decrease) in accounts payable and accrued expenses	682	(693)
Increase in other liabilities	19	31
Net cash provided by operating activities	20,716	18,967

INVESTING ACTIVITIES
Purchase of fixed assets	(2,394)	(1,943)
Purchase of businesses, net of cash acquired	(9,998)	(7,180)
Acquisitions of noncontrolling interests, net of sales	(1,064)	(726)
Net proceeds on sale of fixed assets and business	15	28
Net cash used in investing activities	(13,441)	(9,821)

FINANCING ACTIVITIES
Distributions to noncontrolling interests	(4,410)	(4,751)
Cash dividends to shareholders	(2,418)	(2,117)
Proceeds from revolving line of credit	62,550	32,400
Payments on revolving line of credit	(64,200)	(35,900)
Payment of notes payable	(234)	(184)
Excess tax benefit from stock options exercised	33	184
Other	20	50
Net cash used in financing activities	(8,659)	(10,318)

Net decrease in cash	(1,384)	(1,172)
Cash - beginning of period	11,671	9,983
Cash - end of period	$10,287	$8,811

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$1,999	$3,886
Interest	$237	$422
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$800	$350

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

DETAIL OF GROSS MARGIN
(IN THOUSANDS)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Gross margin - physical therapy services	$17,586	$17,140	$32,437	$33,106
Gross margin - physician services	(280)	(146)	(473)	21
Gross margin	$17,306	$16,994	$31,964	$33,127

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

Number
of
Date	Clinics

December 31, 2010	392

March 31, 2011	397
June 30, 2011	398
September 30, 2011	420
December 31, 2011	416

March 31, 2012	414
June 30, 2012	419
September 30, 2012	423
December 31, 2012	431

March 31, 2013	441
June 30, 2013	449

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, 713-297-7000
Chief Financial Officer
or
Chris Reading, 713-297-7000
Chief Executive Officer
or
The Ruth Group
Stephanie Carrington, 646-536-7017